Exhibit 99.1

TABLE TRAC, INC ANNOUNCES CEO TRANSITION

MINNETONKA, MINN. -- Jan 5, 2026—Table Trac, Inc. (OTCQX: TBTC) today announced an alignment of its executive leadership team to further support the continued advancement of its technology platform, expand market presence, and drive the company into its next phase of innovation and growth, effective January 1, 2026.

As part of this leadership alignment, Chad Hoehne will transition from his role as Chief Executive Officer and continue as President and Chief Technology Officer. In this expanded technology-focused role, Chad will dedicate his full attention to product development, innovation, artificial intelligence initiatives, and long-term technology strategy. He will lead the development of forward-looking technologies, including AI-driven enhancements designed to strengthen casino system intelligence, improve operational efficiency, and deliver increasing value to customers across the CasinoTrac platform.

Randy Gilbert, currently Chief Financial Officer, will assume the role of Chief Executive Officer, bringing seasoned executive leadership, operational discipline, and a strategic growth mindset to the organization. Randy’s deep knowledge of Table Trac’s business, combined with his ability to align financial strategy with execution, positions the company to accelerate performance and elevate its market presence. Under his leadership, Table Trac will be well-positioned to execute its vision and grow revenues.

This leadership alignment reinforces Table Trac’s commitment to innovation, technology, execution, and customer delivery, ensuring the company remains positioned to advance its technology platform and meet the evolving needs of the gaming industry.